SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, For Use of the Commission Only (as permitted by 14a-6(e)(2))
☐	Definitive Proxy Statement
☑	Definitive Additional Materials
☐	Soliciting Material under § 240.14a-12

Parametric Sound Corporation

(Name of Registrant as Specified in Its Charter)

__________________________________________________________

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of filing fee (Check the appropriate box):

☑	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.
☐ Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount previously paid:
(2)	Form, Schedule or Registration Statement No.:
(3)	Filing Party:
(4)	Date Filed:

FOR IMMEDIATE RELEASE

PARAMETRIC SOUND RESPONDS TO RECENT LAW FIRM PRESS RELEASE

SAN DIEGO, CALIFORNIA, January 17, 2013 – Parametric Sound Corporation (NASDAQ: PAMT) in response to yesterday’s press release by a New York law firm has been advised that the press release is one of many similar “investigation” announcements by the law firm targeting many companies. The Board of Directors believes that approval of the 2012 Stock Option Plan Amendment, as described in the Company’s proxy statement, is in the best interests of the Company and its stockholders.

About Parametric Sound Corporation

Parametric Sound Corporation is a pioneering innovator of directed audio solutions. With a substantial body of intellectual property, the Company is a leading authority in the application of acoustic technology to beam sound to target a specific listening area without the ambient noise of traditional speakers. The Company’s HSS-3000 product models target digital signage, kiosk and related applications. Recent innovations produce a distinctive 3D audio image from just two speakers opening potential opportunities for 3D sound solutions for computers and entertainment. For more information, visit www.parametricsound.com.

###

MEDIA CONTACT:

Tracy Neumann

888-HSS-2150 Ext 509

tneumann@parametricsound.com

or

INVESTOR RELATIONS CONTACT:

Dave Mossberg

Three Part Advisors, LLC

817-310-0051